Exhibit 99.1

Press Release	For Immediate Release
Contact: Robert W. White, Chairman, President and CEO or Jack Sandoski, Senior Vice President and CFO (215) 886-8280

ABINGTON BANCORP, INC. ANNOUNCES SHARE REPURCHASE PLAN

Jenkintown, PA (March 16, 2009) – Abington Bancorp, Inc. (the “Company”) (Nasdaq Global Select: ABBC), the parent holding company for Abington Bank (the “Bank”), announced today that it will commence a share repurchase program for up to 5% of its outstanding shares, or 1,104,168 shares. The shares may be purchased in the open market or in privately negotiated transactions from time to time depending on market conditions and other factors over a one-year period. Repurchases are expected to commence promptly. The initiation of this share repurchase plan follows the completion of our previous share repurchase plan in March 2009, under which we repurchased 1,163,475 shares or 5% of the then outstanding shares.

Mr. Robert W. White, Chairman, President and CEO of the Company, stated, “With the price of our stock continuing to trade below our book value, our Board of Directors and our management believe that it is an appropriate time to initiate another stock buyback. We believe that, in light of our already strong capital position, the new share repurchase plan approved by the Board will benefit our shareholders by improving the Company’s return on equity and earnings per share.”

Abington Bancorp, Inc. is the holding company for Abington Bank. Abington Bank is a Pennsylvania-chartered, FDIC-insured savings bank which was originally organized in 1867. Abington Bank conducts business from its headquarters and main office in Jenkintown, Pennsylvania as well as twelve additional full service branch offices and seven limited service banking offices located in Montgomery, Bucks and Delaware Counties, Pennsylvania. As of December 31, 2008, Abington Bancorp had $1.19 billion in total assets, $665.0 million in total deposits and $238.1 million in stockholders’ equity.

This news release contains certain forward-looking statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to access the Company’s periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.abingtonbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.